Exhibit 99.1

Mavenir Systems® Completes Acquisition of Stoke, Inc.

RICHARDSON, TX – November 19, 2014 – Mavenir Systems® (NYSE:MVNR), a leading provider of software-based networking solutions, today announced that it has completed its acquisition of Stoke, Inc.
Together with Mavenir’s Session Border Controller (SBC) and evolved Packet Data Gateway (ePDG), Stoke’s LTE Security Gateway (SEG) enables Mavenir to deliver a complete, secure, end to end solution to customers globally. The acquisition, and resulting combination of technology, allows Mavenir to expand its global reach, adding strong presence in markets like Japan and South Korea.
Today's closing follows the announcement on November 12, 2014, that Mavenir was entering into an agreement to purchase Stoke, Inc.

Forward-Looking Statements
Statements in this press release that are not historical facts, including the statements regarding Mavenir’s success in the small cell/security gateway market, investment by carriers in encryption and decryption systems on 4G LTE networks and the completion of the transaction are forward-looking statements. Forward-looking statements can generally be identified by words such as “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “target,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those indicated by the forward-looking statements include risks regarding the timing of the investment in network security technology by 4G LTE carriers, our ability to integrate Stoke’s business into ours, our success in completing the acquisition, the satisfaction of the closing conditions to the acquisition and our ability to sell products to Stoke’s customers. You should not place undue reliance on these forward-looking statements. Mavenir does not assume any obligation to update the forward-looking statements provided herein to reflect events that occur or circumstances that exist after the date on which the forward-looking statements were made, except as required by law.

Exhibit 99.1

About Mavenir:
Mavenir Systems (NYSE: MVNR) provides software-based networking solutions that enable mobile service providers to deliver next generation services over 4G LTE networks. Mavenir™ has a fully virtualized end to end portfolio of Voice/Video, Messaging and Mobile Core products that include IP Multimedia Subsystem (IMS), Evolved Packet Core (EPC) and Session Border Controller (SBC). Mavenir's solutions, based on the award-winning mOne® software platform, leverage NFV and SDN technologies for deployments on cloud-based infrastructure.
© 2014 Mavenir Systems, Inc. All rights reserved. Mavenir Systems®, mOne®, AirMessenger®, Mavenir™, mStore™, mCloud™, and Transforming Mobile Networks™ are trademarks of Mavenir Systems, Inc.

CONTACT:
Media/Press
Maryvonne Tubb
Mavenir Systems, Inc.
+1 469 916 4393
pr@mavenir.com